UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 14, 2007

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Post Oak Boulevard, Suite 500
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

On November 16, 2007, the Company announced that its Board of Directors (the “Board”) has approved an extension of its stock repurchase program to cover an additional 401,200 shares of the Company’s currently outstanding common stock.  The Company’s existing stock repurchase program had previously authorized the repurchase of up to one million shares of the Company’s outstanding common stock.  Through November 13, 2007, the Company had repurchased 401,200 shares of the Company’s common stock at an aggregate price of $5,523,770.  This extension of the stock repurchase program will permit the Company to repurchase up to an additional one million shares of its currently outstanding common stock beyond what had already been repurchased as of November 13, 2007.

The share repurchases will be made from time to time at the Company’s discretion in the open market or privately negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors.  The Company expects that the share repurchases will be financed with available cash.  The Board may modify, suspend, extend or terminate the program at any time.

Item 9.01               Financial Statements and Exhibits

The following exhibit is included herein:

99.1 Press release dated November 16, 2007 announcing the Board’s approval of the amended stock repurchase program.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

		By:	/s/ Trent T. McKenna
Trent T. McKenna, Vice President
and General Counsel
Date:	November 16, 2007